Exhibit 99.1

Twin Disc Announces First Quarter Results

MILWAUKEE, Wis., November 4, 2026 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the first quarter ended September 25, 2026.

Fiscal First Quarter 2027 Highlights

●	Sales increased 10.9% year-over-year to $88.7 million
●	Gross margin of 28.7% consistent with FY 1Q26
●	Net income attributable to Twin Disc of $3.4 million and EBITDA* of $7.7 million
●	Robust six-month backlog of $190.6 million supported by healthy ongoing demand
●	Accelerating order activity and momentum from defense customers in the U.S. and Europe

CEO Perspective

“Our fiscal 2027 first quarter results built on the strong momentum we established in fiscal 2026. Demand remains healthy across our end markets, supporting record six-month backlog of $191 million in the quarter, a 7% increase from fiscal year end. Defense continues to be a powerful growth driver, with accelerating order activity from both U.S. and European customers. Specifically, our Finnish subsidiary Katsa booked significant defense orders during the quarter, and we have also begun to see orders tied to the U.S. Navy’s initial unmanned vessel program reach our order book,” Mr. Batten stated.

“We continue to prioritize investing in our growth, including the expansion of our European footprint, the continued build-out of our manufacturing capabilities in Racine, and evaluating M&A opportunities. All the while, we’ve maintained the financial discipline to strengthen our balance sheet, enhance free cash flow, and pay down debt. As we move through fiscal 2027, we’re well positioned to drive strong growth and execute against our long-term strategic goals,” Mr. Batten concluded.

First Quarter Results

Sales for the fiscal 2027 first quarter increased 10.9% year-over-year to $88.7 million, primarily driven by strength in the Company’s Veth product line, expanding demand from the defense sector, improved oil and gas demand, and generally strong market conditions across the global enterprise. On an organic basis*, which excludes the impacts of acquisitions and foreign currency exchange, fiscal first quarter 2027 sales increased 11.8% year-over-year.

Beginning in the first quarter of fiscal 2027, all Katsa sales previously classified in Land-Based Transmissions are now classified in Industrial.  In the first quarter of fiscal 2027, $4.7 million in revenue that would previously have been classified in Land-Based Transmissions was classified in Industrial.

Sales by product group:

Product Group (Thousands of $):	Q1 FY27 Sales	Q1 FY26 Sales	Change (%)

Marine and Propulsion Systems	$55,153	$48,226	14.4%
Land-Based Transmissions	14,973	17,558	-14.7%
Industrial	14,038	10,378	35.3%
Other	4,581	3,834	19.5%
Total	$88,745	$79,996	10.9%

Twin Disc delivered double-digit sales growth year-over-year in the European, and Asia-Pacific regions including the impact of acquisitions. The distribution of sales across geographical regions remained consistent, with the majority of sales coming from Europe, followed by North America, Asia Pacific, and Latin America.

Gross profit increased 10.9% to $25.4 million compared to $22.9 million for the first quarter of fiscal 2026. First quarter gross margin was 28.7% consistent with the prior year period and reflecting stronger growth in Katsa and Veth, which operate at gross margins below the company average but continue to improve, and partially offset by favorable product mix in Land-Based Transmissions, including higher alternative fuel unit sales.

Marketing, engineering and administrative (ME&A) expense was $20.8 million, consistent with ME&A expense of $20.7 million in the prior year quarter. The slight increase in ME&A expense in fiscal 2027 compared to the prior year first quarter was primarily driven by an inflationary impact to wages and benefits and offset by ongoing expense control.

Net income attributable to Twin Disc for the quarter was $3.4 million, or $0.24 per diluted share, compared to net loss attributable to Twin Disc of ($0.5) million, or ($0.04) per diluted share, for the first fiscal quarter of 2026. The year-over-year change was driven by an increase in operating income and a decrease in interest expense and other expense when compared to the first quarter of fiscal 2026. Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $7.7 million in the first quarter, an increase of 62.6% compared to the first quarter of fiscal 2026.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $190.6 million, compared to $178.3 million at the end of the fourth quarter of fiscal 2026. As a percentage of six-month backlog, inventory decreased from 99.9% at the end of the fourth quarter, to 93.9% at the end of the first quarter. Compared to fiscal first quarter of 2026, cash increased 87.7% to $26.7 million, total debt increased 9.0% to $39.8 million, and net debt* decreased $16.4 million to $13.1 million.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary stated, “During the quarter we saw healthy revenue growth and margins resulting in strong earnings per share of $0.24 and a 62.6% increase in EBITDA over the first quarter last year. We also generated positive free cash flow* of $5.6 million and significantly reduced net debt, due in large part to disciplined inventory management, and despite increased capital expenditures in the quarter as we continue to invest in our future growth.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on November 4, 2026. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (646) 307-1963 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until November 4, 2027.

About Twin Disc

Twin Disc, Inc. designs, manufactures, and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, control systems, and braking systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, military and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions

Organic net sales is defined as net sales excluding the recent acquisitions while adjusting for the effects of foreign currency exchange.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation, and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities.

IMS Investor Relations

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 25, 2026	September 26, 2025
Net sales	$88,745	$79,996
Cost of goods sold	63,319	57,062
Gross profit	25,426	22,934
Marketing, engineering and administrative expenses	20,845	20,699
Restructuring expenses	52	-
Other operating income	(47)	-
Income (loss) from operations	4,576	2,235

Other income (expense):
Interest expense	(428)	(800)
Other income (expense), net	(246)	(864)
	(674)	(1,664)
Income (loss) before income taxes and noncontrolling interest	3,902	571
Income tax benefit (expense)	(415)	(983)
Net income (loss)	3,487	(412)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	42	106
Net income (loss) attributable to Twin Disc, Incorporated	$3,445	$(518)

Dividends per share	$0.05	$0.04
Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.24	$(0.04)
Diluted earnings (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.24	$(0.04)

Weighted average shares outstanding data:
Basic shares outstanding	14,238	13,961
Diluted shares outstanding	14,634	13,961

Comprehensive income (loss)
Net income (loss)	$3,487	$(412)
Benefit plan adjustments, net of income taxes of $9 and $1, respectively	27	632
Foreign currency translation adjustment	(189)	(2,431)
Unrealized gain (loss) on hedges, net of income taxes of $0 and $0, respectively	-	98
Comprehensive income (loss)	3,325	(2,113)

Less: Comprehensive income (loss) attributable to noncontrolling interest	213	191
Comprehensive income (loss) attributable to Twin Disc, Incorporated	$3,112	$(2,304)

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 25, 2026	September 26, 2025

Net income (loss) attributable to Twin Disc, Incorporated	$3,445	$(518)
Interest expense	428	800
Income tax expense	415	983
Depreciation and amortization	3,399	3,464
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$7,687	$4,729

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	September 25, 2026	September 26, 2025

Current maturities of long-term debt	$1,500	$3,000
Long-term debt	38,295	40,719
Total debt	39,795	43,719
Less cash	26,728	14,241
Net debt	$13,067	$29,478

RECONCILIATION OF REPORTED NET SALES TO ORGANIC NET SALES

(In thousands; unaudited)

	For the Quarter Ended
	September 25, 2026	September 26, 2025

Net Sales	$88,745	$79,996
Less: Acquisition	-	-
Less: Foreign Currency Impact	(708)	-
Organic Net Sales	$89,453	$79,996

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	September 25, 2026	June 30, 2026
ASSETS
Current assets:
Cash	$26,728	$16,029
Trade accounts receivable, net	54,967	66,761
Inventories, net	178,928	178,028
Other current assets	19,158	17,397
Total current assets	279,781	278,215

Property, plant and equipment, net	70,636	68,094
Right-of-use operating lease assets	13,754	14,730
Goodwill	2,783	2,772
Intangible assets, net	13,784	14,121
Deferred income taxes	22,175	21,093
Other noncurrent assets	2,276	2,220
Total assets	$405,189	$401,245

LIABILITIES AND EQUITY

Current liabilities:
Current maturities of long-term debt	$1,500	$1,500
Current maturities of right-of-use operating lease obligations	3,219	3,527
Accounts payable	30,502	30,809
Accrued liabilities	78,682	82,739
Total current liabilities	113,903	118,575

Long-term debt	38,295	28,310
Right-of-use operating lease obligations	11,023	11,691
Accrued retirement benefits	9,371	10,429
Deferred income taxes	4,361	4,480
Other long-term liabilities	7,896	7,824
Total liabilities	184,849	181,309

Twin Disc, Incorporated shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	36,308	40,252
Retained earnings	185,043	182,340
Accumulated other comprehensive income (loss)	(46)	288
	221,305	222,880
Less treasury stock, at cost (93,886 and 209,263 shares, respectively)	1,461	3,226
Total Twin Disc, Incorporated shareholders' equity	219,844	219,654
Noncontrolling interest	496	282

Total equity	220,340	219,936

Total liabilities and equity	$405,189	$401,245

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Quarter Ended
	September 25, 2026	September 26, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,487	$(412)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	3,399	3,464
Gain on sale of assets	(4)	-
Provision for deferred income taxes	(2,376)	(403)
Stock compensation expense and other non-cash changes, net	1,352	862
Net change in operating assets and liabilities	5,674	(11,035)
Net cash provided (used) by operating activities	11,532	(7,524)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(5,784)	(3,430)
Other, net	4	(9)

Net cash provided (used) by investing activities	(5,780)	(3,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	22,765	40,375
Repayments of revolving loan arrangements	(12,765)	(27,971)
Payments of debt issuance costs	(27)	-
Dividends paid to shareholders	(742)	(566)
Payments of finance lease obligations	(328)	(284)
Cash used in net share settlement of restricted stock units	(431)	(11)
Payments of withholding taxes on stock compensation	(2,811)	(1,675)

Net cash provided (used) by financing activities	5,661	9,868

Effect of exchange rate changes on cash	(714)	(773)

Net change in cash	10,699	(1,868)

Cash:
Beginning of period	16,029	16,109

End of period	$26,728	$14,241